Exhibit 99.1

Mylan Appoints Melina Higgins and Rajiv Malik to Board of Directors

PITTSBURGH-Feb. 11, 2013-Mylan Inc. (Nasdaq: MYL) today announced that its board of directors has voted unanimously to appoint Melina Higgins, a former partner at Goldman, Sachs & Co., and Rajiv Malik, currently Mylan's president, to Mylan's board. With the appointments of Higgins and Malik, Mylan has expanded its board to 13 members.

Melina Higgins is an experienced financier, having served as a partner and in other senior roles at Goldman Sachs during her nearly 20 year career at the firm. Higgins joined Goldman Sachs in 1989 and retired from the firm in January 2010. During her tenure at Goldman Sachs, Higgins served as a member of the Investment Committee of the Principal Investment Area, which oversaw approved global private equity and private debt investments and was one of the largest alternative asset managers in the world. She also served as head of the Americas as well as co-chairperson of the Investment Advisory Committee for the GS Mezzanine Partners funds, which managed over $30 billion of assets and was the global leader in its industry.

Higgins has significant board experience, having served as a director for numerous companies across a wide range of industries. U.S. Banker ranked Higgins as one of the Top 20 Nonbank Women in Finance. She holds an M.B.A. from Harvard Business School and a B.A. from Colgate University.

Higgins said, “I believe Mylan is truly differentiated within the industry and very well-positioned to continue to generate value for its shareholders by executing on its strategy. I am very excited to be joining Mylan's board and look forward to working alongside my fellow directors and Mylan's highly talented management team during this period of continued anticipated growth and strategic evolution for the company.”

Mylan Executive Chairman Robert J. Coury commented: “With these appointments, I am very pleased to continue to deliver on our objective of enhancing and strengthening Mylan at all levels, including its board of directors, as we seek to continue our exciting growth trajectory. Our entire board and I have been extremely impressed with Melina's deep knowledge of, and experience in, the financial markets, understanding of optimal corporate structures and track record of unleashing shareholder value during her career in private equity. Melina also brings Mylan deep market insights and relationships across the financial community. I am pleased to welcome Melina to the Mylan board of directors and look forward to benefiting from her contributions to the company.”

Rajiv Malik is currently Mylan's president, responsible for the company's operations, including oversight for research and development, business development, regulatory affairs, manufacturing operations and strategy, quality, supply chain, sourcing, packaging and medical affairs, as well as the sales and marketing of Mylan's generics business. Malik has held important leadership positions at Mylan since January 2007, when the company acquired a controlling stake in Matrix Laboratories Limited (now Mylan Laboratories Limited), one of the world's largest suppliers of active pharmaceutical ingredients. At the time of the acquisition, Malik was Matrix's chief executive officer.

During his tenure at Mylan, Malik has played a key role in significantly expanding and diversifying Mylan's global product portfolio, pipeline and manufacturing footprint. In partnership with Mylan's leadership team, Malik played a significant role in leading the integrations of Mylan and Matrix and Mylan and the generics business of Merck KGaA to leverage the benefits of global scale and vertical and horizontal integration. Malik also is responsible for helping lead Mylan's expansion into emerging and other new commercial markets, such as the company's recent commercial launch in India, and he has helped establish Mylan as a leader in antiretroviral (ARV) medicines, particularly in developing markets.

Malik has approximately 30 years of experience in the global generic pharmaceutical industry. Prior to joining Matrix in 2005, Malik was head of Global Development and Regulatory at Sandoz. He started his R&D career at Ranbaxy Laboratories, rising to head of Generics R&D. Malik earned his master's degree in pharmaceutical technology from Punjab University, India, and has more than 60 process patents to his credit.

“I feel privileged and honored to be elected to the Mylan board. Since joining Mylan following the acquisition of Matrix, I have felt like a part of the Mylan family, a feeling shared by many others who have joined me on this exciting journey over the past few years,” said Malik. “I have had the opportunity to work closely with our passionate leadership team and talented people across the Mylan organization to build a strong foundation and help transform Mylan to a powerful global force in our industry. I am very excited about our very promising future and look forward to adding further value to my fellow board members, as well the rest of the leadership team, in accomplishing Mylan's mission and achieving its strategic and financial objectives.”

Coury commented: “Rajiv has made extraordinary contributions throughout his tenure at Mylan. He has helped generate meaningful value for our shareholders through his strong leadership and impressive operational and technical prowess, played an instrumental role in executing against Mylan's strategic growth drivers, and demonstrated unwavering commitment to Mylan and its mission. In addition to his deep knowledge of Mylan's business, Rajiv brings tremendous knowledge of the Asia-Pacific region to the board. I and Mylan's other directors are thrilled to welcome Rajiv to the board of directors and look forward to his continued contributions to Mylan at this level.”

This press release includes statements that constitute "forward-looking statements," including with regard to the company's future growth and performance. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Because such statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: the impacts of competition; changes in economic and financial conditions of the company's business; uncertainties and matters beyond the control of management; and the other risks detailed in the company's filings with the Securities and Exchange Commission. The company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Mylan is a global pharmaceutical company committed to setting new standards in health care. Working together around the world to provide 7 billion people access to high quality medicine, we innovate to satisfy unmet needs; make reliability and service excellence a habit, do what's right, not what's easy and impact the future through passionate global leadership. We offer a growing portfolio of more than 1,100 generic pharmaceuticals and several brand medications. In addition, we offer a wide range of antiretroviral therapies, upon which approximately one-third of HIV/AIDS patients in developing countries depend. We also operate one of the largest active pharmaceutical ingredient manufacturers and currently market products in approximately 150 countries and territories. Our workforce of more than 18,000 people is dedicated to improving the customer experience and increasing pharmaceutical access to consumers around the world. But don't take our word for it. See for yourself. See inside. mylan.com

###